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                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-43106

                          WINSTAR COMMUNICATIONS, INC.

                         362,675 SHARES OF COMMON STOCK

         This prospectus covers the resale, from time to time, of up to an aggregate of 362,675 shares of our common stock by a holder thereof.

         We will not receive any proceeds from the sale of these shares by the selling stockholder. We are paying on behalf of the selling stockholder all costs associated with the registration of these shares under the Securities Act of 1933, as amended.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is August 29, 2000




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                                TABLE OF CONTENTS

                                                                                                               Page
About This Prospectus.............................................................................................3
Where You Can Find More Information...............................................................................3
Forward-looking Statements........................................................................................4
Winstar's Business................................................................................................5
Risk Factors......................................................................................................5
Selling Stockholder and Plan of Distribution......................................................................5
Legal Matters.....................................................................................................7
Experts...........................................................................................................7

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                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of the shares being offered from time to time by the selling stockholder. You should read this prospectus together with the additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC. This prospectus is part of that registration statement and does not contain all of the information included in the registration statement. For further information about us and our common stock and other securities, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described below.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the Nasdaq National Market in Washington, D.C.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;

         o    Quarterly Report on Form 10-Q filed May 15, 2000;

         o Proxy Statement for the Annual Meeting of Stockholders held on June 28, 2000, filed May 23, 2000;

         o    Current Report on Form 8-K filed June 1, 2000;

         o    Quarterly Report on Form 10-Q filed August 14, 2000; and


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         o    The description of our common stock contained in our
              registration statement on Form 8-A, as amended (File No. 1-10726), under the Exchange Act.

         We will provide any person to whom a prospectus is delivered a copy of any and all of the documents incorporated in this prospectus by reference upon their written or oral request. If you desire any of these documents, please contact us at Winstar Communications, Inc., 685 Third Avenue, New York, New York, 10017, Attention: Investor Relations, 212-792-9800.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, without limitation:

         o our ability to service our debt or to obtain financing for the buildout of our domestic and international telecommunications networks;

         o our ability to attract and retain a sufficient revenue-generating customer base;

         o competitive pressures in the telecommunications and technology industries;

         o general economic conditions in the markets in which we operate; and

         o other risks detailed from time to time in our SEC filings.

         We do not undertake to update or revise our forward-looking statements or risk factors to reflect future events or circumstances.



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                               WINSTAR'S BUSINESS

         We provide our customers with broadband services. These services include high-speed Internet and data, Web hosting and design, phone services, Web-based applications, e-commerce, professional services and Office.com'r', a Service From Winstar, the top-ranked online business service for small- and medium-sized businesses. We offer a comprehensive suite of these services across our own end-to-end broadband network in the top 60 markets in the United States. We also offer services in 12 overseas markets, including Amsterdam, Brussels, Buenos Aires, London and Tokyo.

         We are also rapidly building a widely available broadband network which we believe will enable us to offer broadband services to a majority of the business market in the United States. Our domestic network combines local and long-haul capacity with voice and data switching facilities and is capable of carrying a substantial portion of our customers' communications traffic from point of origin to point of termination.

CORPORATE INFORMATION

         We were incorporated under the laws of the State of Delaware in September 1990. Our principal executive offices are located at 685 Third Avenue, New York, New York 10017 and our telephone number is (212) 792-9800.

                                  RISK FACTORS

         Potential investors are urged to read and consider the risk factors relating to an investment in Winstar set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

         This prospectus relates to the resale by the selling stockholder named below of the shares of our common stock listed below. All of the shares being registered under the registration statement of which this prospectus forms a part are being so registered under registration rights granted by us to the selling stockholder. The selling stockholder does not have a material relationship with us or any of our predecessors or affiliates within the past three years.

                                                        Beneficial
                                                       Ownership of                      Number of
                                                     Common Stock as                 Shares of Common
Name of Selling Stockholder                         of August 24, 2000               Stock to be Sold
---------------------------                         -------------------              -----------------
Lakeside Ventures LLC                                     362,675                         362,675



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PLAN OF DISTRIBUTION

         The sale or distribution of the securities may be effected directly to purchasers by the selling stockholder or by any donee, pledgee or transferee as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

         o   block trades;

         o   on any exchange or in the over-the-counter market;

         o in transactions otherwise than on an exchange or in the over-the-counter market;

         o through the writing of put or call options relating to the securities;

         o   the short sales of the securities;

         o   through the lending of such securities;

         o through the distribution of the securities by any selling stockholder to its partners, members or shareholders; or

         o   through a combination of any of the above.

         Any of these transactions may be effected:

         o   at market prices prevailing at the time of sale;

         o   at prices related to such prevailing market prices;

         o   at varying prices determined at the time of sale; or

         o   at negotiated or fixed prices.

         If the selling stockholder effects transactions by selling securities to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers. These discounts may be in excess of those customary for the types of transactions involved.

         The selling stockholder and any brokers, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters. Any profit on the sale of securities by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.



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         Under the securities laws of some states, the securities may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         The selling stockholder may also resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, it must meet the criteria and conform to the requirements of that rule.

         We will pay all of the costs, expenses and fees incident to the registration, offering and sale of these securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling stockholder.

                                  LEGAL MATTERS

         The validity of the shares offered will be passed on for us by our counsel, Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of our common stock.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 incorporated by reference into this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.



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